COVENANT NOT TO SUE

This Covenant Not To Sue (the "Covenant") is made and entered into effective as of the 6th day of April, 2009, by and between **TRAFALGAR CAPITAL SPECIALIZED INVESTMENT FUND, FIS**, with a mailing address of 4, Rue Thomas Edison, L-2016 Luxemburg – Strassen ("Covenantor") and **FOX PETROLEUM, INC.**, a Nevada corporation, with a mailing address of 64 Knightsbridge, London SW 1X 7JF, United Kingdom ("Covenantee").

In consideration of the simultaneous execution by Covenantee of that certain Certificate of Seller (the "Certificate") made and entered into as of the date of this Covenant, and those certain Conveyancing Documents, including, without limitation, the Bill of Sale and Assignment In Lieu Of Foreclosure, described in the Certificate, and incorporated herein by reference, and which shall be deemed a part of this Covenant Not To Sue, and in consideration of the recitals, covenants and agreements set forth in the Certificate, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Covenantor covenants as follows:

1. **Covenant To Not Sue**. Subject to paragraph 2, Covenantor will not institute any action or suit at law or in equity, nor institute, prosecute or in any way aid in the institution or prosecution of any claim, demand, action, or cause of action, for an in personam judgment against Covenantee under the Loan Documents described in the Certificate. Nevertheless, in connection with the enforcement of its rights under the Loan Documents, Covenantor reserves the right to sue Covenantee in rem.

2. **Reservation Of Rights**. Covenantor expressly reserves all rights of action, claims, and demands against any and all persons or entities, including without limitation any guarantor of any of the loans, indebtedness or obligations evidenced or secured by the Loan Documents described in the Certificate, other than Covenantee, and expressly reserves all rights of action, claims and demands against and all persons or entities including Covenantee under or arising out of or related to any mechanics' liens and/or mechanics' lien claims filed on, asserted against or related to any of the Mortgaged Properties, as defined in the Mortgage, Indenture, Security Agreement, Fixture Filing, Financing Statement and Assignment of Production dated as of October 31, 2008, from Covenantee to Covenantor. This instrument is a Covenant Not To Sue and not a release and

shall not operate to discharge any of the loans, indebtedness or obligations evidenced or secured by the Loan Documents described in the Certificate.

3. **Binding Effect of Covenant**. This Covenant shall inure to the benefit of Covenantee, its successors and assigns. It shall bind Covenantor, its successors and assigns.

4. **Entirety Clause**. This instrument reflects the entire covenant from Covenantor to Covenantee, and no statements, promises, or inducements made by Covenantor or any agent of Covenantor that are not contained herein shall be valid or binding.

5. **Governing Law**. This Covenant shall be governed in all respects by the internal laws of the State of Florida.

IN WITNESS WHEREOF, Covenantor has executed this Covenant effective as of the day and year first above written.

COVENANTOR:

TRAFALGAR CAPITAL SPECIALIZED INVESTMENT FUND, FIS

By: [signature] Andrea Gnarri

Its: Chairman of the Board

30516801.2
4/7/2009 10:51 AM